EXHIBIT 8(i)(3)

Amendment No. 6 to Participation Agreement among:

Variable Insurance Products Fund (VIP) and

Transamerica Financial Life Insurance Company

AMENDMENT NO. 6 TO PARTICIPATION AGREEMENT

Transamerica Financial Life Insurance Company (formerly, AUSA Life Insurance Company, Inc.), Variable Insurance Products Fund, Variable Insurance Products Fund V, and Fidelity Distributors Corporation hereby amend the Participation Agreement (“Agreement”) dated August 31, 2000 by doing the following:

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 30th day of ,July, 2007.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

VARIABLE INSURANCE PRODUCTS FUND
VARIABLE INSURANCE PRODUCTS FUND V

By:	/s/ Kimberley Monasterio
Kimberley Monasterio
Treasurer - SVP

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Craig W. Huntley
Craig W. Huntley
Executive Vice President

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Products Funded by Separate Account
TFLIC Series Life Account (est. October 24, 1994)	TFLIC Financial Freedom Builder

TFLIC Freedom Elite Builder

TFLIC Freedom Wealth Protector

Separate Account VA BNY (est. September 27, 1994	Transamerica Landmark NY Variable Annuity

TFLIC Series Annuity Account (est. March 20, 2001)	TFLIC Freedom Premier

TR-Fidelity VIP II Contrafund® Portfolio (est. July 1, 2001)	Form Number: TA-AP-2001-CONT

TFLIC Separate Account VNY (est. December 14, 2004)	Advisor’s Edge NY Variable Annuity

Separate Account VA GNY (est. April 3, 2007)	Flexible Premium Variable Annuity – L under the Marketing name “Transamerica Ascent”

TFLIC Separate Account C (est. November 4, 1994)	Marquee Variable Annuity